UNITRIN ADDS DONALD V. FITES TO BOARD

Chicago, IL --November 16, 2004--Unitrin, Inc. (NYSE:UTR) announced today that it has appointed Donald V. Fites as a director and member of its Audit, Compensation and Nominating & Corporate Governance Committees, effective November 16, 2004, thereby increasing the number of Unitrin's directors from eleven to twelve.

Mr. Fites, 70, retired as chairman and CEO of Caterpillar Inc. in 1999 where he implemented strategic initiatives that strengthened Caterpillar's global industry leadership, brought about record revenues and profits and positioned the company for growth and continued financial success.

Mr. Fites spent more than 42 years with Caterpillar, serving as chairman and CEO from 1990 until 1999. He led Caterpillar's corporate reorganization in the early 1990s, restructuring the company into business units to achieve greater return on assets, better use of resources, a flatter organization and greater focus on customers.

Mr. Fites holds a bachelor's degree in civil engineering from Valparaiso University and a master's degree in management from the Massachusetts Institute of Technology, where he was a Sloan fellow. He currently serves as a director of Georgia-Pacific Corporation, Wolverine Worldwide, AK Steel Corporation, and Oshkosh Truck Corporation. He also serves as a member of the Board of Advisors of Thayer Capital Partners. Mr. Fites formerly served as a director of ExxonMobil Corporation and AT&T Wireless Services Inc.

Unitrin's subsidiaries are engaged in three businesses: property and casualty insurance, life and health insurance and consumer finance.

Website: www.unitrin.com

Email: investor.relations@unitrin.com

Contact: Unitrin, Inc.

Ed Konar, 312-661-4930